EXHIBIT 2.1

                           MEMORANDUM OF AGREEMENT

     This MEMORANDUM OF AGREEMENT ("MOA") is executed as of April 4, 2000 among COMPUTERIZED THERMAL IMAGING, INC., a Nevada corporation ("CTI"), BALES SCIENTIFIC INC., a California corporation ("BSI"), MAURICE J. BALES ("Bales") and MAURICE J. BALES and MARIANNE J. BALES as TRUSTEES of the MAURICE J. BALES and MARIANNE J. BALES TRUST ("the Trust"). CTI, BSI, Bales and the Trust are referred to collectively hereinafter as "the Parties".

     1. BSI designs, manufactures and sells machinery and equipment utilizing infrared technology and is the owner of various patents, copyrights, trademarks, service marks, plans, specifications, drawings, compilations of information and other tangible possessions and intangible rights and/or ideas pertaining thereto (collectively "BSI's Intellectual Property"). The Trust is the owner of all right, title and interest in and to 90 percent of the issued and outstanding shares of BSI's common stock ("the Trust BSI Shares"). Dr. Jacob Green ("Green") is the owner of all right, title and interest in and to the remaining 10 percent of the issued and outstanding shares of BSI's common stock ("the Green BSI Shares"). CTI desires to acquire at least 90 percent of the issued and outstanding shares of BSI's common stock for a combination of cash and CTI's Common Stock as defined in Paragraph 4. BSI desires that CTI purchase the Trust BSI Shares because BSI understands from CTI that said acquisition will result in a substantial contribution of capital and human resources to BSI's business and operations, thereby substantially increasing BSI's research, development, marketing and sales opportunities. The Trust is willing to sell the Trust BSI Shares to CTI in accordance with the terms and conditions set forth in this MOA.

     2.   CTI shall:

         i) purchase the Trust BSI Shares for the Trust Total Purchase Price, which shall consist of: a) $ 4,600,000 cash; plus b) the amount of CTI's Common Stock defined in Paragraph 4 as "the Trust CTI Shares"; plus or minus c) 90 percent of the Adjustment Amount as defined in Paragraph 4; or

         ii) purchase the Trust BSI Shares for the Trust Total Purchase Price and, with the consent of Green, purchase the Green BSI Shares for the Green Total Purchase Price, which shall consist of: a) $ 500,000 cash; plus
b) the amount of CTI's Common Stock defined in Paragraph 4 as "the Green CTI Shares"; plus or minus c) 10 percent of the Adjustment Amount. The parties acknowledge that the difference between the purchase price of the Trust BSI Shares and the Green BSI Shares represents on a conservative estimated basis the value of the Trust BSI Shares' controlling interest in BSI.

     3. Bales shall indemnify and hold CTI harmless from and against any and all judgments and costs (including attorneys' fees) that CTI may incur in any judicial proceeding in which it is finally determined that: i) any of BSI's Intellectual Property owned by BSI prior to the Acquisition Date infringes upon the patent or other property rights of third parties; or ii) BSI is liable to third parties with respect to any other claims that arose prior to the Acquisition Date.

     4.   For the purpose of this MOA:

         i) "Acquisition Date" means a date mutually agreed by the Parties, but in no event later than April15, 2000. On the Acquisition Date, the Trust and, if applicable, Green, shall endorse and deliver to CTI the Trust BSI Shares and, if applicable, the Green BSI Shares, and CTI shall deliver the Trust Total Purchase Price to the Trust and, if applicable, the Green Total Purchase Price to Green;

         ii) "CTI's Common Stock" means shares of CTI's common stock to be traded upon any exchange or through any market system in which other shares of CTI's common stock are or will be regularly traded pursuant to CTI's submission of a registration statement no later than July 1, 2000 to the United States Securities and Exchange Commission, which shall provide BALES and, if applicable Green, with piggy-back registration rights;

         iii) "Bid Price" means the bid price on the exchange or market system in which CTI's Common Stock is listed as of the close of regular New York Stock Exchange trading hours;

         iv) "the Trust CTI Shares" means the number of shares of CTI's Common Stock with a total market value of $ 4,950,000 as determined by the Bid Price on the last business day prior to the Acquisition Date;

         v) "the Green CTI Shares" means the number of shares of CTI's Common Stock with a total market value of $ 550,000 as determined by the Bid Price on the last business day prior to the Acquisition Date; and

         vi) "Adjustment Amount" means the amount by which BSI's cash, cash equivalents and receivables aged 90 days or less as of the day before the Acquisition Date exceeds (in which case the Adjustment Amount shall be added to the cash portion of the Total Purchase Price) or is less than (in which case the Adjustment Amount shall be subtracted from the cash portion of the Total Purchase Price) the amount of BSI's total outstanding indebtedness (including all accounts payable) as of the day before the Acquisition Date. If the purchase and sale of the Trust (and Green) BSI Shares is (are) judicially enforced, the Adjustment Amount shall be determined as of the day that judgment is entered.

     5. Simultaneously with the execution of this MOA, CTI shall pay to BSI in immediately available non-refundable good funds the sum of $ 500,000 in consideration for BSI's agreement, hereby given, that until the earlier of the Acquisition Date or April 15, 2000 ("the Lockup Period"), BSI shall not negotiate or discuss with any third party the possible acquisition by a third party of all or a portion of BSI's stock or assets other than in the ordinary course of business. By executing this MOA, and for no additional consideration, the Trust agrees that the Trust shall not, during the Lockup Period, negotiate or discuss with any third party the possible acquisition of the Trust BSI Shares.

     6. During the Lockup Period, and at no cost to CTI, BSI shall make its best efforts to obtain from Dr. Constance Haber ("Haber") a release ("the Haber Release") of all claims that Haber has or hereafter may acquire as of the effective date of the Haber Release to any right, title or interest in or to: i) Bales or BSI's Intellectual Property; or ii) compensation for services rendered or for any other reason.

     7. During the Lockup Period, the parties shall: i) negotiate in good faith for the purpose of reaching agreement on the language of the formal transactional instruments and documents ("the Acquisition Documents") that the parties desire to memorialize the acquisition(s) contemplated herein; ii) cause their counsel to prepare the Acquisition Documents; and iii) fully execute the same. However, the parties understand and agree that all material terms and conditions to be included in the Acquisition Documents are as set forth in this MOA. Accordingly, this MOA constitutes the binding obligation of the Parties to effect the acquisition(s) contemplated herein in accordance with the terms and conditions of this MOA even if the Parties are unable to agree upon the form or substance of the Acquisition Documents.
Notwithstanding the foregoing, CTI shall not be obligated to purchase the Trust BSI Shares or the Green BSI Shares if: i) BSI is unable to obtain the Haber Release; or ii) Bales refuses to execute an employment agreement with CTI whose material terms are as set forth in Paragraph 8.

     8. On the Acquisition Date, Bales and CTI shall execute an employment agreement whereby Bales shall be employed by CTI in the position of Senior Vice President and Director of Research and Development for a term of three years with the following compensation and benefits:

         i) an annual salary, paid semi-monthly, of $ 200,000 for the first year with annual increases as determined by CTI's Board of Directors for CTI's senior executives;

         ii) annual options to purchase up to 100,000 shares per option of CTI's Common Stock at the Bid Price on the last business day prior to the issuance of the option, with the first option issued on the Acquisition Date and the second and third options issued on the first and second anniversaries, respectively, of the employment agreement;

         iii) a royalty of $ 500 for each photonic stimulator system or replacement or derivative thereof manufactured by or on behalf of CTI or any subsidiary or affiliate of CTI during the term of the employment agreement, with corresponding audit rights to assure payment;

         iv) standard non-competition provisions prohibiting Bales from competing with CTI during the term of the employment agreement and providing that all inventions conceived or developed by Bales during said term shall belong to CTI;

         v) a minimum of three weeks paid vacation annually, with any unused portion accumulating from year to year; and

         vi)   all other benefits provided by CTI to CTI's senior executives.

     9. On the Acquisition Date, CTI shall execute a three year lease of the real property owned by the Trust and presently occupied by BSI. The rent shall be at the prevailing market rate for similar properties in Walnut Creek, California and shall increase on January 1 of each year of the lease term at the rate of the annual increase in the consumer price index normally used for commercial real estate leases in the San Francisco Bay Area, with 1999 being the base year.

     10. CTI, on behalf of itself and all of its officers, directors, employees, agents and representatives, hereby covenants that in the event that BSI discloses to CTI any of BSI's Intellectual Property during the Lockup Period, CTI shall not, without BSI's prior written consent, directly or indirectly: i) use BSI's Intellectual Property for any purpose whatsoever; or
ii) disclose to any third party any of BSI's Intellectual Property. CTI understands and agrees that a breach of this covenant of non-use and non-disclosure by any officer, director, employee, agent or representative of CTI shall constitute a breach by CTI, and CTI shall be liable for all damages and/or injunctive relief resulting therefrom.

     11. Within 10 business days after the Acquisition Date, and upon presentation of appropriate invoices therefor, CTI shall reimburse Bales for Bales' costs and professional fees incurred in connection with the acquisition(s) contemplated herein.

     12. This MOA constitutes the entire understanding among the Parties and supercedes all prior agreements and understandings, whether written or oral, concerning the subject matter hereof. This MOA may not be amended or otherwise modified except by a writing executed by all parties hereto.

     13.  No Party may assign any of its rights hereunder to any other Party.

     14. Time is of the essence in the performance of each and every act to be performed hereunder.

     15. This MOA shall be governed by and interpreted and enforced in accordance with the laws of the State of California.

     16. This MOA may be executed in counterparts, each of which shall constitute an original document, and all of which together shall constitute one and the same instrument. Photocopy and facsimile signatures shall have the same force and effect as original signatures.


                                COMPUTERIZED THERMAL IMAGING, INC.

                                By: /s/David B. Johnston
                                -------------------------------------
                                David B. Johnston
                                President and Chief Executive Officer


                                BALES SCIENTIFIC INC.

                                By: /s/Maurice J. Bales
                                -------------------------------------
                                Maurice J. Bales
                                President and Technical Director


                                MAURICE J. BALES and MARIANNE J. BALES TRUST

                                By: /s/Maurice J. Bales, Trustee
                                -------------------------------------
                                Maurice J. Bales, Trustee

                                By: /s/Marianne J. Bales, Trustee
                                -------------------------------------
                                Marianne J. Bales, Trustee